Discovery Labs Appoints W. Thomas Amick as Chief Executive Officer

Company Leadership Solidified with Respected Biopharmaceutical Industry Veteran

Warrington, PA, October 15, 2010 — Discovery Laboratories, Inc. (Nasdaq: DSCO), a biotechnology company developing its novel synthetic surfactant and aerosol technologies for respiratory diseases, has today announced that W. Thomas Amick will become its full time Chief Executive Officer (CEO). Mr. Amick has been serving as Discovery’s interim CEO since August of 2009 and has been Chairman of the Board since March 2007.  He will continue to serve as Chairman of the Board.

Bruce A. Peacock, a member of Discovery Labs’ Board of Directors, commented, “The appointment of Tom as Discovery Labs’ CEO is a timely and important step in securing the leadership and management structure of the Company as we work with the FDA in seeking potential approval in 2011 of Surfaxin®, and advance our respiratory pipeline.  Tom’s extensive experience running major biopharmaceutical businesses, ranging from development stage through product commercialization, will prove invaluable as Discovery pursues its strategy of building a significant respiratory care company based on its promising surfactant and aerosolization technologies.”

W. Thomas Amick, Chairman of the Board and Chief Executive Officer of Discovery Labs commented, “Since becoming interim CEO, I’ve had the opportunity for an in-depth assessment of the Company’s technology platforms and I fully appreciate the significant potential of our synthetic surfactant to address the treatment of respiratory disease. Our surfactant technology has already achieved an important validation through the conduct of successful Phase 3 clinical trials utilizing Surfaxin to address premature infants with respiratory distress syndrome and we intend to leverage this in developing our next generation candidates, Surfaxin LS™ and Aerosurf®.  I am excited to lead Discovery’s efforts to develop these important products and I am dedicated to furthering the Company’s promise.”

Mr. Amick is a respected industry veteran with more than 30 years of pharmaceutical and biotechnology experience as a senior executive with Johnson & Johnson (J&J). As Vice President of the Ortho Biotech Oncology Franchise, he was instrumental in the launch of Procrit® (epoetin alfa) and building the oncology franchise into a multi-billion dollar operation.  He then held the positions of President of Janssen-Ortho, Inc., managing the entire J&J pharmaceutical and biotechnology portfolio for Canada, and President of Ortho Biotech Europe.  Mr. Amick also served as an executive with J&J Development Corporation, the venture capital division of J&J comprised of experts and leaders in health care responsible for strategic investments in life science companies.   Prior to becoming Discovery Labs’ CEO, Mr. Amick was CEO of Aldagen Inc., a biotechnology company developing regenerative cell therapies.  Mr. Amick has served on Discovery Labs’ Board since 2004, is a member of the board of directors of a private biotechnology company and also serves as an advisor to two well-regarded private equity firms focused on the biopharmaceutical industry.

About Discovery Labs

Discovery Laboratories, Inc. is a biotechnology company developing KL4 surfactant therapies for respiratory diseases. Surfactants are produced naturally in the lungs and are essential for breathing. Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, aerosol or lyophilized formulations. In addition, Discovery Labs’ proprietary capillary aerosolization technology produces a dense aerosol, with a defined particle size that is capable of potentially delivering aerosolized KL4 surfactant to the deep lung without the complications currently associated with liquid surfactant administration. Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies. For more information, please visit our website at www.Discoverylabs.com.

Forward Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including with respect to the potential approval in the United States of Surfaxin for the prevention of RDS in premature infants and the potential of Discovery Labs’ other KL4 surfactant technologies to advance and meaningfully impact the standard of respiratory critical care, are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties are described in Discovery Labs’ filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:
Media relations:
Michelle Linn, Linnden Communications
508-362-3087

Investor relations:
John G. Cooper, President and Chief Financial Officer
215-488-9490